As filed with the Securities and Exchange Commission on July 25, 2013
Registration No. 333-_____
______________________________________________________________________________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_______________

INTERMOUNTAIN COMMUNITY BANCORP
(Exact name of registrant as specified in its charter)

IDAHO (State or other jurisdiction of incorporation or organization)	82-0499463 (I.R.S. employer identification no.)

414 Church Street, Sandpoint, Idaho 83864 (208) 263-0505
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
__________
2012 Stock Option and Equity Compensation Plan
(Full title of plans)
___________

Copies of communications to:

KUMI YAMAMOTO BARUFFI, ESQ. Graham & Dunn P.C. Pier 70 2801 Alaskan Way, Suite 300 Seattle, Washington 98121-1128 (206) 340-9667	CURT HECKER President and CEO 414 Church Street Sandpoint, Idaho 83864 (208) 263-0505

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐                Accelerated filer ☐

Non-accelerated filer ☐                Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum Aggregate offering price (3)	Amount of registration fee (2)
Common shares	100,000	$13.83	$1,383,000	$188.65
Notes:
1. Shares of Registrant’s Common Stock issuable upon shares reserved for issuance pursuant to future awards under the 2012 Stock Option and Equity Compensation Plan (the “Plan”), together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance under the Plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock, as provided in Rule 416(a) under the Securities Act.
2. Estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to Rules 457(c) and 457(h)under the Securities Act of 1933, as amended (“Securities Act”), the price per share is estimated to be $13.83 based upon the high ($13.85 ) and low ($13.81) trading prices of the common stock, no par value per share of Intermountain Community Bancorp as reported on The Nasdaq Stock Market on July 23, 2013.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Intermountain Community Bancorp (“Company” or “Registrant”) will send or give the documents containing the information required by Part I of this registration statement on Form  S-8 (the "Registration Statement") to each participant in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933 (the "Securities Act"). Such documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1. Plan Information *

Item 2. Registrant Information and Employee Plan Annual Information.*

* Information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

PART II.
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference

The documents listed below are incorporated by reference in the Registration Statement. In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) prior to Registrant’s filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(b)	All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Form 10-K referred to in (a) above.

(c)	The description of the Registrant’s Common Stock contained in the Form 8-A Registration Statement filed with the SEC on January 3, 2013.

Item 4. Description of Securities

Not Applicable

Item 5. Interests of Named Experts and Counsel.

The validity of the shares offered pursuant to the Plans will be passed upon by Graham & Dunn PC, Pier 70, 2801 Alaskan Way, Suite 300, Seattle, Washington 98121-1128.

Item 6. Indemnification of Directors and Officers.

Sections 850-859 of Title 30, Chapter 1 of the Idaho Code and the Company’s Articles of Incorporation and Bylaws, taken together, provide that the Company may indemnify any person who was or is involved in any manner or was or is threatened to be made so involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a “director or officer” (defined as anyone serving at the Company’s request as a director, officer, partner, trustee employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity), against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company may not, however, provide such indemnification on account of acts or omissions finally adjudged to be the receipt of a financial benefit to which the director or officer is not entitled, an intentional infliction of harm on the Company or its shareholders, an unlawful distribution to shareholders under § 30-1-833 of the Idaho Code, or an intentional violation of criminal law. The indemnification provisions of the Idaho Code and the Company’s Articles of Incorporation and Bylaws include the right of an indemnitee to receive payment of any expenses incurred in connection with a proceeding in advance of the final disposition of the proceeding, consistent with applicable law. The Idaho Code and the Company’s Bylaws specify certain procedures and conditions that apply with respect to indemnification and the advancement of expenses.

Indemnification of any person serving as a director or officer (who is also not a director) as described in the preceding paragraph, is mandatory to the extent that such person has been wholly successful on the merits or otherwise in defense of the subject action, suit or proceeding.

The indemnification rights described in the preceding paragraphs are not exclusive of other rights to which any person seeking indemnification may otherwise be entitled under current or future laws or by agreement with the Company.

The Company may also purchase and maintain insurance or make other financial arrangements on behalf of any present or past director or officer pursuant to which such person served in that capacity at the Company’s request. Such insurance or other financial arrangements may cover liabilities asserted against or expenses incurred by, such person in any of the aforementioned capacities, regardless of whether the Company would have the authority to indemnify such person.

Besides indemnification, the Articles of Incorporation contain a provision that limits the personal liability of the Company’s directors to the Company or its shareholders for damages for breach of fiduciary duty, except liability for acts or omissions that involve the receipt of a financial benefit to which the director or officer is not entitled, an intentional infliction of harm on the Company or its shareholders, an unlawful distribution to shareholders under § 30-1-833 of the Idaho Code, or an intentional violation of criminal law.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Graham & Dunn PC, Registrant’s legal counsel, regarding legality of the Common Stock being registered
23.1	Consent of Graham & Dunn PC (included in Exhibit 5.1)
23.2	Consent of BDO USA, LLP
24.1	Powers of Attorney (see the Signature Page)
99.1	2012 Stock Option and Equity Compensation Plan
99.2	Form of Restricted Stock Agreement
99.3	Form of Long-Term Restricted Stock Agreement
99.4	Form of Stock Option Agreement
99.5	Form of Restricted Stock Units Agreement
99.6	Form of Stock Appreciation Rights Agreement

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sandpoint, State of Idaho, on July 24, 2013.

INTERMOUNTAIN COMMUNITY BANCORP

By: /s/ Curt Hecker
Curt Hecker
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Curt Hecker and Douglas Wright, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act, this Power of Attorney has been signed by the following persons, in the capacities indicated, on July 24, 2013.

Signature	Title
/s/ Curt Hecker ________ Curt Hecker	President, Director and CEO (Principal Executive Officer)
/s/ Douglas Wright __ Douglas Wright	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Ford Elsaesser __ Ford Elsaesser	Chairman of the Board
/s/ James T. Diehl __ James T. Diehl	Director

/s/ Ronald Jones Ronald Jones	Director
/s/ Russell John Kubiak, Jr. Russell John Kubiak, Jr	Director
/s/ Maggie Y. Lyons__ Maggie Y. Lyons	Director
/s/ John B. Parker John B. Parker	Director
/s/ Jim Patrick Jim Patrick	Director
/s/ Michael J. Romine_ Michael J. Romine	Director
/s/ John L. Welborn____ John L. Welborn	Director

INDEX OF EXHIBITS

Exhibit Number	Description
5.1	Opinion of Graham & Dunn PC, Registrant’s legal counsel, regarding legality of the Common Stock being registered
23.1	Consent of Graham & Dunn PC (included in Exhibit 5.1)
23.2	Consent of BDO USA, LLP
24.1	Powers of Attorney (see the Signature Page)
99.1	2012 Stock Option and Equity Compensation Plan
99.2	Form of Restricted Stock Agreement
99.3	Form of Long-Term Restricted Stock Agreement
99.4	Form of Stock Option Agreement
99.5	Form of Restricted Stock Units Agreement
99.6	Form of Stock Appreciation Rights Agreement